Exhibit 2.1

SHARE EXCHANGE AGREEMENT

THIS SHARE EXCHANGE AGREEMENT (this “Agreement”) is made this 30th day of June 2016 by and among Source Financial, Inc., a Delaware corporation (the “Company”), Moneytech Group Pty Ltd, an Australian corporation (“Newco”), and the stockholders of the Company who are signatories to this Agreement (each a “Stockholder” and collectively, the “Stockholders”). The Company, Newco and the Stockholders shall be hereinafter collectively referred to as the “Parties” or individually as the “Party”.

Preliminary Statement

The Stockholders, all of whom are residents of Australia, own the number of shares of the Company’s common stock, $0.001 par value (the “Common Stock”), and Series B Preferred Stock set opposite their respective names on Schedule A annexed hereto (the “Subject Shares”), representing in the aggregate 6,076,679 outstanding shares of Common Stock and 100% of the 5,000 shares of Series B Preferred Stock. The number of shares of Common Stock and Series B Preferred Stock owned in the aggregate by the Stockholders being hereinafter referred to as the “Company Shares.”

Upon consummation of the transactions contemplated hereby, the Stockholders will own substantially all of the outstanding shares of Newco, a company formed in connection with the transactions contemplated hereby.

The Stockholders desire to cause Newco to acquire from the Company all of the outstanding shares and equity interests in Moneytech Limited (excluding the redeemable preference shares in Moneytech Limited on issue) and mPayments Pty Ltd., as well as its 95% equity interest in Moneytech POS Pty Ltd and its 37.5% equity interest in 360 Markets Pty Ltd (collectively, the “Moneytech Entities” and the shares and equity interests of the Moneytech Entities are collectively listed in Schedule B and are referred to herein as the “Moneytech Interests”), in exchange for the Company Shares (the “Share Exchange”), the Company is willing to effect the Share Exchange, and the Stockholders desire Newco to issue to the Stockholders 1 fully paid ordinary shares in the capital of Newco (a “Newco Share”) as consideration for every 1 Company Share transferred by the Stockholders to the Company (the “Share Issue”) and Newco is willing to effect the Share Issue, on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and mutual terms, covenants and conditions hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

ARTICLE I

EXCHANGE AND ISSUE TRANSACTIONS

1.1         The Share Exchange. The Stockholders agree, upon closing of the transactions described in this Agreement in accordance with and subject to the terms hereof, to sell and convey the Company Shares to the Company in exchange for the Moneytech Interests and the Company agrees, upon closing of the transactions described in this Agreement in accordance with and subject to the terms hereof, to sell, transfer and convey the Moneytech Interests to Newco in exchange for the Company Shares. The Company shall cancel the Company Shares as soon as practicable following the Closing.

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1.2         The Parties agree that, effective upon the Closing, Newco shall have assumed all debt and other obligations owed by Source to Moneytech Limited.

1.3         The Share Issue. Newco agrees, upon closing of the transactions described in this Agreement in accordance with and subject to the terms hereof, to issue to each Stockholder 1 Newco Share for every 1 of the Stockholder’s Subject Shares as consideration for the transfer of those Subject Shares to the Company under the Share Exchange, as a result of which Newco will acquire the Moneytech Interests.

1.4         Application for Newco Shares. The Stockholders apply for the Newco Shares to be issued to them in accordance with Section 1.2, agree to be bound by the constitution of Newco from time to time and consent to the entry of their names in the register of members of Newco.

ARTICLE II

CLOSING

2.1         Closing. The exchange of the Company Shares for the Moneytech Interests contemplated hereby shall be consummated at a closing (the “Closing”) to be held on the date hereof or any other date and at a place and time mutually agreeable to Source and Newco. The date on which the Closing occurs is herein referred to variously as the “Closing Date.”

2.2         Certain Actions at Closing. The following actions shall be taken at the Closing, each of which (together with all other actions provided in this Agreement to be taken at the Closing) shall be conditional on completion of all the others, and all of which (together with all other actions provided in this Agreement to be taken at the Closing) shall be deemed to have taken place simultaneously:

(a)         Each Stockholder shall deliver to the Company the stock certificates representing his, her or its Subject Shares, duly executed in blank or accompanied by stock powers duly executed in blank, together with all requisite transfer stamps, if required;

(b)         The Company shall deliver to Newco:

(i)	share certificates registered in the name of Newco representing the Moneytech Interests;

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(ii)	completed transfers of the Moneytech Interests to Newco duly executed by the Company; and

(iii)	all the books and records of each Moneytech Entity except 360 Markets Pty Ltd.

(c)         Newco shall issue to each Stockholder 1 Newco Share for every 1 of the Stockholder’s Subject Shares.

2.3         Further Assurances; Post-Closing Cooperation. At any time after the Closing, for litigation, tax or accounting purposes, upon the written request of Newco to the Company or the Company to Newco, stating the need therefore, the party receiving such request shall (i) make or cause to be made available to the other party, its related companies or successors, and permit such other party and its agents to inspect and copy the books and records of the party receiving such request and (ii) assist in arranging discussions with (and calling as witnesses) officers, employees and agents of the party receiving such request on matters relating to the Moneytech Entities or the Company, subject to the reimbursement of the party receiving such request for any actual out-of-pocket expenses incurred by the party receiving such request in the performance of its obligations under this Section.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

3.1         Representations and Warranties of the Stockholders. Each of the Stockholders hereby represents and warrants to the Company and Newco that the representations and warranties set forth below are true as of the date hereof and shall be true as of the Closing Date, with the same effect as if said representations and warranties had been made at and as of the Closing Date:

(a)         Title to the Subject Shares. The Stockholder has good, valid and marketable record and beneficial title to his, her or its Subject Shares, free and clear of all liens, subscriptions, options, warrants, calls, proxies, commitments, restrictions, claims and encumbrances of any kind or nature whatsoever, and upon the Stockholder’s delivery to the Company of the stock certificates representing the Subject Shares in transferable form, the Company will receive good, valid and marketable title to the Subject Shares free and clear of all liens, claims and encumbrances of any nature whatsoever.

(b)         Power and Authority; Authorization. The Stockholder possesses the full legal right, power and capacity to execute and deliver this Agreement and to consummate the transactions contemplated hereby. All authorizations and approvals necessary in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by the Stockholder will have been obtained by the Closing Date. This Agreement is a valid and binding obligation of the Stockholder, enforceable against such Stockholder in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditor’s rights generally.

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(c)         Due Execution and Delivery; Binding Obligation. This Agreement has been duly and validly authorized, executed and delivered by or on behalf of the Stockholder. This Agreement is a valid and binding obligation of the Stockholder, enforceable against such Stockholder in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditor’s rights generally.

(e)         No Violation. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will, with or without the lapse of time or the giving of notice or both: (i) violate, conflict with, result in the breach or termination of any of the terms or provisions of, constitute a default under or result in the creation of any lien, charge or encumbrance upon any of the properties or assets of the Stockholder pursuant to, any will, deed of trust, indenture, mortgage, charter, by-law, contract, lease, agreement or other instrument, or any judgment, decree or order of any federal, state, local or foreign court, regulatory or other governmental body (“Government Entity”) to which the Stockholder is a party or by which the Stockholder or any of such Stockholder’s assets may be bound, or (ii) violate any statute, rule or regulation applicable to the Stockholder.

(f)         Governmental and Other Consents. No consent or approval, authorization, order, regulation or qualification of or with, or exemption by, any Governmental Entity is required for the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby by the Stockholder.

(g)         Access to Information Concerning Moneytech Entities. The Stockholder acknowledges that the Company has made available to such Stockholder information concerning the business and operations of Moneytech Entities, which are included in the reports filed by the Company with the Securities and Exchange Commission (the “SEC”) under the Exchange Act, which are available on the SEC’s Edgar website at www./sec.gov.

3.2          Representations and Warranties of Newco. Newco hereby represents and warrants to the Company and the Stockholders as follows, each of which representations and warranties shall be true as of the Closing Date:

(a)          Organization. Newco is a company duly organized, validly existing under the laws of Australia.

(b)         Power and Authority. Newco has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.

(c)         Authorization of Agreement; Due Execution and Delivery; Binding Agreement. The execution, delivery and performance of this Agreement by Newco, and the consummation of the transactions contemplated hereby, have been, or will have been on or before the Closing Date, duly and effectively authorized by the Board of Directors of Newco. This Agreement has been duly executed and delivered on behalf of Newco. This Agreement constitutes a valid and binding obligation of the Newco, enforceable in accordance with its terms, except that such enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors, rights generally.

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(d)         No Violation. The execution, delivery and performance of this Agreement by Newco, and the consummation of the transactions contemplated hereby, will not, with or without the giving or notice and the lapse of time, or both, (i) violate any judgment, order, writ or decree of any court applicable to Newco; or (ii) result in the breach of or conflict with any term, covenant, condition or provision of the organizational documents of Newco or any commitment, contract or other agreement or instrument to which Newco is a party.

3.3         Representations and Warranties of Company. The Company hereby represents and warrants to Newco and the Stockholders as follows, each of which representations and warranties shall be true as of the Closing Date:

(a)         Organization. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and each Moneytech Entity is a corporation duly organized, validly existing under the laws of Australia.

(b)         Power and Authority. The Company has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.

(c)         Authorization of Agreement; Due Execution and Delivery; Binding Agreement. The execution, delivery and performance of this Agreement by the Company, and the consummation of the transactions contemplated hereby, has been, or will have been on or before the Closing Date, duly and effectively authorized by the Board of Directors of the Company. This Agreement has been duly executed and delivered on behalf of the Company. This Agreement constitutes a valid and binding obligation of the Company, enforceable in accordance with its terms, except that such enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors, rights generally.

(d)         No Violation. The execution, delivery and performance of this Agreement by the Company, and the consummation of the transactions contemplated hereby, will not, with or without the giving or notice and the lapse of time, or both, (i) violate any judgment, order, writ or decree of any court applicable to the Company; or (ii) result in the breach of or conflict with any term, covenant, condition or provision of the organizational documents of the Company or any commitment, contract or other agreement or instrument to which the Company is a party.

(e)         The Moneytech Interests. The Company owns the number of ordinary shares and percentage interest in each Moneytech Entity as listed in Schedule B. The Company has good, valid and marketable record and beneficial title to the Moneytech Interests, free and clear of all liens, subscriptions, options, warrants, calls, proxies, commitments, restrictions, claims and encumbrances of any kind or nature whatsoever, and upon the Company’s delivery to Newco of the certificates representing the Moneytech Interests in transferable form, Newco will receive good, valid and marketable title to the Moneytech Interests free and clear of all liens, claims and encumbrances of any nature whatsoever.

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(f)          Moneytech Entities. Substantially all of the Company’s business and operations are conducted through the Moneytech Entities. The Company has made available to the Stockholders and Newco information concerning the business and operations of the Moneytech Entities, which is included in the Company’s reports filed with the SEC under the Exchange Act, which are available on the SEC’s Edgar website at www./sec.gov.

ARTICLE V

COVENANTS

4.1          The Company covenants, represents and warrants in favor of Newco and the Stockholders that, pending the Closing, unless otherwise agreed to in writing by Newco:

(a)         The Company will not sell, transfer, or otherwise dispose of, or enter into any transaction, contract, or commitment for the sale or disposition of all or any portion of the assets of the Moneytech Entities, except for purchase and sale order in the ordinary course of business consistent with historical practices;

(b)         The Company will use its best efforts to preserve the business organization and all equipment and records of the Moneytech Entities in good order, and to keep available all of the present employees of the Moneytech Entities and to preserve the goodwill of suppliers, customers, advertisers, and others having business relationships with the Moneytech Entities;

(c)         The Company will give Newco and the Stockholders prompt written notice of any and all events prior to closing which materially relate to its obligations under this section;

(d)         The Company shall not directly or indirectly engage in discussions or negotiations with any corporation, partnership, person, or other entity (other than Newco) concerning any proposed merger or sale of the Moneytech Entities, whether in the form of an asset or stock sale, merger or similar business combination transaction, or sale of any portion of the assets of the Moneytech Entities; and

(e)         The Company shall disclose to Newco and the Stockholders the existence of any unsolicited proposals relating to the foregoing types of transactions and the content thereof as soon as possible after they take place.

4.2.         Access and Cooperation. Between the date of this Agreement and the Closing Date, the Company will permit Newco, on its own behalf and on behalf of the Stockholders, and its representatives reasonable access to and the right to inspect during business hours the equipment, properties, books and records and other relevant assets of the Moneytech Entities as Newco may from time to time reasonably request. Newco will conduct its due diligence in a manner which minimizes any disruption of the business activities of the Moneytech Entities.

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ARTICLE VI

CONDITIONS PRECEDENT

6.1.         Conditions to Obligation of Company. The obligations of the Company to consummate the Share Exchange are subject to the satisfaction or waiver (where permissible) of the following additional conditions:

(a)         Representations and Warranties. Each of the representations and warranties of Newco and the Stockholders set forth in this Agreement shall be true and correct in all material respects as of the Closing as though made as of the Closing, except to the extent that such representations and warranties refer specifically to an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date.

(b)         Agreements and Covenants. Newco and the Stockholders shall have performed in all material respects all of their respective obligations and complied with all of their respective agreements and covenants to be performed or complied with by them under this Agreement at or prior to the Closing.

(c)          Officer’s Certificate. To the extent the Closing is not on the date hereof, Newco shall have delivered to the Company a certificate, dated the Closing Date, signed by the chief executive officer of Newco, certifying in such capacity as to the satisfaction of the conditions specified in Sections 6.1(a) and 6.1(b) so far as they relate to Newco.

(d)          Consent and Authorizations. The Newco shall have obtained all third party consents and approvals of Governmental Entities, if any, required for the consummation of the Share Exchange.

(e)          Absence of Litigation. There shall be no actions, suits, proceedings or governmental investigations or inquiries pending or threatened against the Company or the Moneytech Entities which, in the Company’s reasonable judgment, would prevent the consummation of the transactions contemplated hereby.

(f)           Relinquishment of Options and Other Rights to Purchase Shares of the Company. Each Stockholder and each other holder of an option or right to purchase shares of the Company’s common stock other than those set forth on Schedule B annexed hereto shall have relinquished all such options and rights.

(g)          Forgiveness of Stockholder Loans. Each Stockholder to whom the Company is indebted for money borrowed shall forgive the repayment of such indebtedness.

(h)          Release of Claims Against the Company. Each of the Moneytech Entities shall have delivered to the Company a release in form and substance satisfactory to the Company releasing the Company and its officers, directors, employees, agents and representatives from and against any and all causes of action, liabilities and claims that it may have against them, to the maximum extent permitted by law.

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6.2         Conditions to Obligation of Newco and the Stockholders. The obligations of Newco and the Stockholders to consummate the Share Exchange are subject to the satisfaction or waiver (where permissible) of the following additional conditions:

(a)          Representations and Warranties. Each of the representations and warranties of the Company set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing as though made as of the Closing, except to the extent that such representations and warranties refer specifically to an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date.

(b)         Agreements and Covenants. The Company shall have performed in all material respects all of its obligations and complied with all of its agreements and covenants to be performed or complied with by it under this Agreement at or prior to the Closing.

(c)         Release of Claims Against the Moneytech Entities. The Company shall have delivered to Newco a release in form and substance satisfactory to Newco releasing each of the Moneytech Entities, and their respective officers, directors, employees, agents and representatives from and against any and all causes of action, liabilities and claims that it may have against them, to the maximum extent permitted by law.

(d)         Officer’s Certificate. To the extent the Closing is not on the date hereof, the Company shall have delivered to Newco for the benefit of Newco and the Stockholders a certificate, dated the Closing Date, signed by the chief financial officer of the Company, certifying in such capacity as to the satisfaction of the conditions specified in Sections 6.2(a) and 6.2(b).

(e)          Officers and Directors. The officers and directors of the Moneytech Entities shall have resigned from such positions effective immediately prior to Closing and Newco’s designees for such positions shall have been duly appointed.

(f)          Absence of Litigation. There shall be no actions, suits, proceedings or governmental investigations or inquiries pending or threatened against the Company, Newco or the Moneytech Entities which, in Newco’s reasonable judgment, would prevent the consummation of the transactions contemplated hereby.

ARTICLE VII

SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION

7.1         Survival. All representations, warranties, covenants, indemnities and agreements contained in or made pursuant to this Agreement or in any certificate, document or statement delivered pursuant hereto (the “Ancillary Documents”) shall survive for a period of twelve (12) months after the Closing Date, and shall thereupon terminate and expire and shall be of no force or effect thereafter, except that the representation and warranty of the Stockholders in Section 3.1(a) as to the ownership of the Company Shares and the Company in Section 3.3(e) shall survive for the period equal to the applicable statute of limitations relating to said matter.

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7.2          Indemnification by Newco and the Moneytech Entities. Newco shall indemnify and hold the Company and the Stockholders harmless from and against, any damage, loss, liability, cost or expense (including, without limitation, the reasonable fees and expenses of counsel and others) resulting or arising from, or incurred in connection with or based upon:

(i)           the inaccuracy of any representation or warranty of Newco contained in this Agreement;

(ii)          Newco’s breach of or failure to perform any of its covenants or agreements contained in this Agreement; and

(iii)         all claims and liabilities arising out of the business activities of Newco and the Moneytech Entities prior to the date hereof.

7.3         Indemnification by the Company. The Company shall indemnify and hold Newco and the Stockholders harmless from and against, any damage, loss, liability, cost or expense (including, without limitation, the reasonable fees and expenses of counsel and others) resulting or arising from, or incurred in connection with or based upon:

(i)           the inaccuracy of any representation or warranty of the Company contained in this Agreement; and

(ii)          the Company’s breach of or failure to perform any of its covenants or agreements contained in this Agreement.

7.4         Indemnification by the Stockholders. Each Stockholder shall indemnify and hold the Company and Newco harmless from and against, any damage, loss, liability, cost or expense (including, without limitation, the reasonable fees and expenses of counsel and others) resulting or arising from, or incurred in connection with or based upon:

(i)           the inaccuracy of any representation or warranty of that Stockholder contained in this Agreement (in so far as it relates to that Stockholder); and

(ii)          that Stockholder’s breach of or failure to perform any of their covenants or agreements contained in this Agreement.

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ARTICLE VIII

MISCELLANEOUS

8.1          Notices. All documents, notices, requests, demands and other communications that are required or permitted to be delivered, given or made under this Agreement shall be in writing, and shall be deemed to have been duly delivered, given or made when delivered personally, or upon receipt after dispatch by a nationally recognized overnight courier, or upon mailing by registered or certified mail, postage prepaid, or upon receipt when transmitted by electronic mail to the party to whom the same is so given or made:

If to the Company, to:

Source Financial, Inc.

Level 6, 97 Pacific Highway

North Sydney NSW 2060, Australia

Attention: Brian M. Pullar, Chief Financial Officer

with a copy (which shall not constitute notice) to:

Eaton & Van Winkle LLP

3 Park Avenue, 16th Floor,

New York, New York 10016

Attention: Vincent J. McGill, Esq.

If to Newco or the Stockholders, to:

Moneytech Group Pty Ltd

Level 6, 97 Pacific Highway

North Sydney NSW 2060, Australia

Attention: Hugh Evans, Chief Executive Officer

with copies (which shall not constitute notice) to:

Watson Mangioni Lawyers Pty Limited

Level 23, 85 Castlereagh Street

Sydney, NSW 2000, Australia

Attention: Chris Clarke

8.2         Expenses. Except as expressly provided otherwise in this Agreement, the Company, Newco and the Stockholders, shall each pay all their own fees and expenses incident to the negotiation, preparation, execution and performance of this Agreement, including the fees and expenses of counsel, accountants, investment bankers and other experts.

8.3         Entire Agreement. This Agreement and all ancillary documents executed and delivered in connection with, and made a part of, this Agreement, constitute the entire agreement and understanding of the parties hereto with respect to the transactions contemplated hereby, supersede any and all prior agreements and understandings relating to the subject matter hereof and may not be modified, amended or terminated except in writing signed by all the parties hereto.

8.4         Applicable Law, Jurisdiction and Venue. All questions concerning the construction, validity, and interpretation of this Agreement and the performance of the obligations imposed by this Agreement shall be governed by the laws of Australia. Any suit involving any dispute or matter arising under this Agreement may only be brought in a court located Sydney, Australia having jurisdiction over the subject matter of the dispute or matter. All parties hereby consent to the exercise of personal jurisdiction by any such court with respect to any such proceeding.

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8.5          Parties of Interest. This Agreement shall be binding upon and shall inure solely to the benefit of the parties hereto and their respective successors, heirs and assigns and nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement. This Agreement shall not be assignable by any party hereto without the prior written consent of the other parties.

8.6         Assignment. None of the Company, Newco or the Stockholders shall assign this Agreement or any part hereof without the written consent of all parties hereto.

8.7         Modification and Waiver. No provision of this Agreement may be modified and the performance or observance thereof may not be waived except by written agreement of the parties affected thereby. No waiver of any violation or nonperformance of any provision of this Agreement shall be deemed to be a waiver of any subsequent violation or nonperformance of the same or any other provision of this Agreement.

8.8         Separability of Provisions. Each provision of this Agreement shall be considered separable; and if, for any reason, any provision or provisions herein are determined to be invalid and contrary to any existing or future law, such invalidity shall not impair the operation of or affect those portions of this Agreement, which are valid.

8.9         Brokerage. The Company, Newco and each Stockholder represent that no broker, finder, agent or other person acted in any manner in connection with the transactions contemplated by this Agreement so as to entitle such person to a brokerage fee. Each of the Parties each hold the others harmless from any obligation fro the payment of any finder’s fees or commission in connection with the transactions contemplated by this Agreement as a result of any action of the indemnifying party.

8.10       Captions. The caption headings of the Articles, Sections and subsections of this Agreement are for convenience of reference only are not intended to be, and should not be construed as, a part of this Agreement.

8.11        Terms. Common nouns and pronouns shall be deemed to refer to the masculine, feminine, neuter, singular, and plural, as the identity of the person may in the context require.

8.12        Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be any number of an original instrument and all of which together shall constitute a single agreement.

The remainder of this page is intentionally left blank.

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IN WITNESS WHEREOF, each of the parties hereto has duly executed this Agreement as of the date first above written.

COMPANY:

Source Financial, Inc.

By:	/s/ Brian M. Pullar
Name:	Brian M. Pullar
Title:	Chief Financial Officer

NEWCO:

Moneytech Group Pty Ltd

By:	/s/ Hugh Evans
Name:	Hugh Evans
Title:	Chief Executive Officer

STOCKHOLDERS:

The Stockholders listed on Schedule A annexed hereto

By:	/s/ Hugh Evans
Hugh Evans, Attorney-in-fact

Solely for the purpose of confirming their agreement to the obligation to indemnify the Company and the Stockholders in accordance with Section 7.2:

Moneytech Limited		mPayments Pty Ltd.		Moneytech POS Pty Ltd.

By:	/s/ Hugh Evans	By:	/s/ Hugh Evans	By:	/s/ Hugh Evans
	Hugh Evans		Hugh Evans		Hugh Evans

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Schedule A

Stockholders

Name of Stockholder	Common Stock	Series B Preferred Stock
BACK TO PEOPLE MARKETING AND ADVERTISING PTY LTD ATF THE HEALEY SUPERANNUATION FUND	9,823	0
BILLIQ PTY LTD ATF ALTMANN SUPERANNUATION FUND	10,053	0
BIX HOLDINGS PTY LTD ATF THE ATHERSTONE TRUST	2,001,514	0
CAMERON JACK TAYLOR	26,470	0
CARTESIAN CORPORATE FINANCE LTD ACN: 72 069 152 656	3,697	0
CHRISTOPHER JOHN TAYLOR AND ANGUS JAMES TAYLOR ATF CTJ SUPER FUND	549,590	0
CHRISTOPHER JOHN TAYLOR AND ANGUS JAMES TAYLOR ATF THE TAYLOR FAMILY SUPERANNUATION FUND NO.2	80,090	0
CHRISTOPHER PAUL KNOBLANCHE	11,271	0
DAVID ANTHONY CRUWYS	14,226	0
DAVID DAL BEN AND RISUKO ALWANO ATF DALWANO FAMILY TRUST	50,756	0
FIRST ROCK TRUSTEES LTD ATF THE MAIDEVALE TRUST	32,462	0
FRED RICHARD HOPLEY	3,654	0
GEORGE AND MARYANN ELISEBETH KAHWATI ATF G&M KAHWATI SUPERANNUATION FUND	27,218	0
GJN HOLDINGS PTY LTD ATF PATTERSON BUSINESS TRUST	3,697	0
HOWARD LESLIE	38,067	0
HUGH EVANS	960,000	5,000
ISOMI INVESTMENTS PTY LTD ATF ISOMI INVESTMENT TRUST	111,186	0
JAMES HAMILTON PTY LTD	92,425	0
JANE JOANNE TAYLOR AND ANGUS JAMES TAYLOR ATF JJT SUPER FUND	80,090	0
JJG EQUITIES PTY LTD ATF EQUITIES TRUST	269,993	0
JOHNATHAN SEAN LEVIN	2,254	0
KFT CAPITAL PTY LTD ATF KIDSON FAMILY A/C	3,697	0
KLAUS SELINGER	160,000	0
LD MEDISOFT PTY LTD ATF DUURSMA FAMILY TRUST	77,986	0
LUCIA DANIELLA TESORIERO	6,143	0
LYNETTE MARY HOBBS AND LESLIE GRAHAM HOBBS ATF L AND L HOBBS SUPERANNUATION FUND	49,594	0
MACLEAN SALES PTY LTD ATF MACLEAN INVESTMENT TRUST	15,329	0
MICHAEL LITHERLAND	50,714	0
MICHELE MARY TAYLOR	12,678	0
MITCHELL JOHN TAYLOR	1,922	0
MK PARTNERSHIP (PARTNERS: DAVID HOLMES MATHLIN AND GUNNIER SINGH KATARI)	27,294	0
MOAT INVESTMENTS PTY LTD	57,585	0
MONTAGUE INVESTMENTS PTY LTD	96,934	0
OPTISYS INTERNATIONAL PTY LIMITED	29,136	0
PAUL ROBBERDS	78,466	0
PETER GEOFFREY & MONICA URSULA BREWER	52,299	0
PJ CARSON PTY LIMITED ATF CARSON FAMILY TRUST	94,167	0
PROISM PTY LTD ATF BAUDISH FAMILY TRUST	65,825	0
PTE NOMINEES PTY LTD	21,641	0
RAYMOND KEVIN BARCLAY	2,254	0
ROBYN GIBSON	124,380	0
ROGER AND ALEXANDRA CONWAY ATF CONWAY SUPERANNUATION FUND	25,357	0
ROLES PTY LTD	94,679	0
ROSSMART NOMINEES PTY LTD	3,697	0
SEAN MARTIN AND LIAM MARTIN ATF BASIL MARTIN FAMILY TRUST	12,624	0
SOMAR HOLDINGS PTY LIMITED ATF COHEN FAMILY TRUST	144,393	0
SONJA MARIE SANDRAL	100,136	0
STANMITH PTY LTD ATF JUVENA SUPERANNUATION FUND	115,671	0
TAYLOR, ANGUS JAMES	2,271	0
TEMRON PTY LTD	13,526	0
WAYNE AND JILLIAN WEISSE ATF WEISSE FAMILY SUPER FUND	53,535	0
WEBSTER & CO PTY LTD ATF WEBSTER FAMILY SUPER FUND	50,756	0
WOOLLY SUPERANNUATION PTY LTD ATF WOOLLY SUPERANNUATION FUND	53,454	0
Total	6,076,679	5,000

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Schedule B

 Moneytech Interests

Name of Moneytech Entity	Number of Ordinary Shares owned by the Company	% Ordinary Shares owned
Moneytech Limited	111,676,854	100%
mPayments Pty Ltd.	12	100%
Moneytech POS Pty Ltd	95	95%
360 Markets Pty Ltd	375	37.5%

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